EX-4



Subject to the Commission's Rule 447 under the Securities Act of 1933 and Rule 12b-32 under the Securities Exchange Act of 1934 exempting the filing of instruments defining rights of the holders of long-term debt not being registered in those cases where the total amount of securities authorized thereunder does not exceed 10% of the total assets of the registrant and its subsidiaries on a consolidated basis if there is filed an agreement to furnish a copy of such agreement to the Commission upon request, the company agrees to furnish upon request by the Commission a copy of the following:

     Clinton Series A Bonds
     Loan Agreement dated as of June 1, 1994 from Clinton to Interstate Power Company (the "Company").

     Indenture of Trust dated as of June 1, 1994 between Clinton and Norwest Bank Iowa, N.A. as trustee (the "Trustee").

     Clinton Series B Bonds
     Loan Agreement dated as of June 1, 1994 between Clinton and the Company.

     Indenture of Trust dated as of June 1, 1994 between Clinton and the Trustee.

     Lansing Series A Bonds
     Loan Agreement dated as of June 1, 1994 between Lansing and the Company.

     Indenture of Trust dated as of June 1, 1994 between Lansing and the Trustee.

     Lansing Series B Bonds
     Loan Agreement dated as of June 1, 1994 between Lansing and the Company.

     Indenture of Trust dated as of June 1, 1994 between Lansing and the Trustee.





                                        INTERSTATE POWER COMPANY



                                        /s/  J. C. McGowan
                                        J. C. McGowan,  Secretary-Treasurer



Dated:   February 9, 1995